Exhibit 5.1

9 October 2018	Our Ref: PO/JH-B11511

Alberton Acquisition Corporation

Ritter House

Wickhams Cay II

Road Town

Tortola

British Virgin Islands

Dear Sirs

alberton acquisition corporation

We have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in relation to Alberton Acquisition Corporation (the “Company”) in connection with the filing by the Company of a registration statement Form S-1 (File No. 333-227652), including all amendments or supplements to such form (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”) relating the public offering of: (i) 10,000,000 units (the “Firm Units”), with each unit (a “Unit”) consisting of one ordinary share of the Company of no par value (the “Ordinary Shares”) and one right to receive one-tenth of an Ordinary Share (the “Rights”); (ii) up to 1,500,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option; (iii) an option to purchase up to 500,000 Units (the “Purchase Option Units”) granted to Chardan Capital Markets LLC; (iv) all Ordinary Shares and Rights issued as part of the Firm Units, the Over-Allotment Units and the Purchase Option Units; and (v) all Ordinary Shares issuable upon conversion of the Rights included in the Firm Units, the Over-Allotment Units and the Purchase Option Units.

We are British Virgin Islands lawyers and express no opinion as to any laws other than the laws of the British Virgin Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations, assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the British Virgin Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is a company duly incorporated under the BVI Business Companies Act, 2004 (as amended) (the “BVI BCA”) and validly exists as a BVI business company limited by shares in the British Virgin Islands. Based solely on the Registered Agent’s Certificate and the Certificate of Good Standing, each, referred to in Schedule 1, the Company is in good standing under the laws of the British Virgin Islands.

2.	The Company has the capacity and power to exercise its rights and perform its obligations under and as described in the Registration Statement.

3.	Upon the issue of any Ordinary Share or Unit in accordance with the Memorandum and Articles (as defined in Schedule 1), such Ordinary Share or Unit will be validly issued, fully paid and non-assessable when duly registered in the Company’s register of members.

4.	The performance of the Company’s obligations under the Registration Statement do not and will not conflict with or result in any breach of:

(a)	the Memorandum and Articles (as defined in Schedule 1); or

(b)	any law, public rule or regulation of the British Virgin Islands applicable to the Company which is currently in force.

5.	Based solely on a review of:

(a)	the public records in respect of the Company maintained at the offices of the Registrar of Corporate Affairs in the British Virgin Islands (the “Registrar”); and

(b)	the High Court database of issued proceedings (the “High Court database”),

(together, the “Searches”) conducted on the Search Date (as defined in Schedule 1) and the information contained within the Registered Agent’s Certificate referred to in Schedule 1, there are no actions, suits or proceedings pending against the Company before the High Court and the Searches do not reveal any  steps having been taken in the British Virgin Islands for the appointment of a receiver or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of the Company (to the extent that such steps would result in a filing with the Registrar or the High Court and such filing has been made).

This opinion shall be construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated therein. This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the prospectus included in the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or that we are experts within the meaning of Section 11 of the Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Yours faithfully

/s/ Walkers

Walkers

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The certificate of incorporation dated 16 February 2018, Certificate of Change of Name dated 20 July 2018 and memorandum and articles of association (which memorandum and articles of association were registered on 14 September 2018) (the “Memorandum and Articles”) as obtained by us from the Registry of Corporate Affairs in the British Virgin Islands pursuant to the search referred to in paragraph 3 of this Schedule below.

2.	The public records of the Company on file and available for inspection at the Registry of Corporate Affairs, as at 9am British Virgin Islands time on 9 October 2018 (the “Search Date”).

3.	The records of proceedings on file with, and available for inspection at the High Court, examined on the Search Date.

4.	A copy of a certificate issued by the Registered Agent of the Company in the British Virgin Islands dated 9 October 2018 (the “Registered Agent’s Certificate”).

5.	A Certificate of Good Standing dated 9 October 2018 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

6.	A copy of executed written resolutions of the Board of Directors of the Company dated 23 March 2018, 18 July 2018, 29 July 2018, 21 August 2018, 24 August 2018, 10 September 2018 and 13 September 2018 respectively, together with a copy of executed written resolutions of the Shareholders of the Company dated 18 July 2018, 10 September 2018 and 13 September 2018 respectively (the “Resolutions”).

7.	The Registration Statement.

Schedule 2

ASSUMPTIONS

1.	The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. The signatures and initials on such documents are those of a person or persons given power to execute such documents. All copies are complete and conform to their originals. The documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such documents.

2.	The Memorandum and Articles reviewed by us are the memorandum and articles of association of the Company in force at the date hereof.

3.	The Registered Agent’s Certificate and the results of the Searches are complete, true and accurate as at the date of this opinion and, furthermore, such Searches were complete, true and accurate as at the Search Date and disclose:

(a)	in the case of the Registry of Corporate Affairs, all matters which have been filed for registration in respect of the Company at the offices of the Registrar; and

(b)	in the case of the High Court, all actions, suits and proceedings pending against the Company before the Courts.

4.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

5.	The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director, or by or on behalf of each member in respect of the member resolutions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

6.	The Resolutions remain in full force and effect and have not been revoked or varied.

Schedule 3

QUALIFICATIONS

1.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The term “good standing” as used herein means that the Company is not currently in breach of its obligations to pay its annual fees due for the current calendar year to the BVI Registry of Corporate Affairs.